September 20, 2021

Jamie Khurshid
COO
Nukkleus Inc.
525 Washington Blvd., 21st Floor
Jersey City, New Jersey 07310
USA

Dear Tony:

1. We are pleased to set forth the terms of the retention of PK Asset Management Inc.("*PKAM*") by Nukkleus Inc.. (collectively with its affiliates and successors, (the "*Company*") to act as the transactional and financial advisor to the Company with respect to:

i) Examing, consolidating and organizing financial information of Nukkleus and underlying companies including Digital RFQ.

ii) Preparation of Financial statements.

iii) Completing 1, 2 and 3 year proforma financial statements with information provided by the Company including all current subsidiary companies.

iv) Advising on future M&A transactions.

v) Advising on any capial raises both equity and debt.

vi) Assisting the Company in all facets to uplist to the NASDAQ providing listing criteria is met.

2. In connection with PKAM's activities on the Company's behalf, PKAM will familiarize itself with the Transaction in question and the parties thereto. In connection with its role as the exclusive advisor to the Company, PKAM expects its services to include such additional transactional and strategic advisory and related services as may be mutually agreed upon by PKAM and the Company. Services beyond

JP

the scope of this letter shall be rendered on a mutually agreeable basis. The retention by the Company of PKAM as advisory as heretofore described shall be for the period commencing on the date hereof and terminating on the earlier of (i) the date 12 months days following the date hereof and (ii) the date of the final closing of the Transaction.

3. In connection with PKAM's activities on the Company's behalf, the Company will cooperate with PKAM and will furnish PKAM with all information and data concerning the Transaction and the parties thereto (the "*Information*") that PKAM deems appropriate and will provide PKAM with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to PKAM by the Company will, at all times during the period of engagement of PKAM hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to PKAM will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, PKAM will be using and relying on the Information without independent verification thereof by PKAM or independent appraisal by PKAM of any of the Company's assets. PKAM does not assume responsibility for any information regarding the Company. Any advice rendered by PKAM pursuant to this Agreement may not be disclosed publicly without our prior written consent.

4. In consideration of its services pursuant to this Agreement, PKAM shall be entitled to receive in accordance with the instructions of PKAM payable as follows:

(a) Upfront retainer payment of £31,000 paid via direct payment of legal invoices that will be provided by the Company.
(b) £5,000 per month beginning in 60 days.
(c) 1 million stock options, 5 Year maturity, $2.50 strike price to be given after 90 days of signing of this agreement.

6. The Company agrees to indemnify PKAM in accordance with the indemnification provisions (the "*Indemnification Provisions*") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

7. Either party may terminate this Agreement at any time upon 90 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by PKAM up to the date of termination or completion, as the case may be, including the entirety of the fees referenced in Paragraph 4 hereof and any fees to which it would be entitled as a result of a violation by the Company of Section 1 hereof; (ii) the reimbursement of

expenses incurred by PKAM up to the date of termination or completion, as the case may be, (iii) the provisions of the second paragraph of Paragraph 1 hereof and Paragraphs 4 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

8. The validity and interpretation of this Agreement shall be governed by the law of the United States of America applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of the United States or UK, for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity. The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

11. PKAM (including for purposes of this paragraph its affiliates) and its affiliates shall be permitted to announce the retention thereof by the Company on the website and marketing materials of PKAM, including the use of the logo and any other trademark or service mark of the Company, provided that such announcement does no more than advise the public of such retention as a transactional and strategic consultant. Such announcement on the website of PKAM may be modified to provide additional specificity at such time as any transaction involving the Company with respect to which PKAM rendered advisory services becomes a matter of public record or otherwise with

TY

the consent of the Company, not to be unreasonably withheld, delayed, conditioned, or denied.

12. PKAM nor any employee or member thereof is acting as an attorney on behalf of any party. Any documentation and any advice provided by PKAM or any employee or member of PKAM is intended to be used for informational purposes only and, in the case of documentation, is to be used solely as a guide to suggested topics for inclusion in final documentation. No advice provided by PKAM or any employee or member thereof is intended to be, or should be construed to be, legal advice. No representation is made by PKAM or any employee or member thereof as to the sufficiency or legality of any documentation provided thereby, as to its legality in any jurisdiction, or as to its appropriateness for use. All advice and documentation should be reviewed by the attorneys to the parties thereto prior to use.

13. PKAM shall be deemed an independent contractor for the term of this Agreement. PKAM shall not be deemed an employee, agent, partner or member of, or engaged in a joint venture, with the Company. PKAM shall not hold itself out to any person as any employee, agent, partner or member of the Company and has no authority to bind the Company to any agreements, contracts, or other similar arrangements with third parties who are not a party to this Agreement.

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YP

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

PK Asset Management Ltd.

By:_______________________

Name: Tony Porcheron
Title: Managing Director and CIO

Confirmed and Agreed to:
this 20th **day of** September **, 2021**

Nukkleus Inc.

By:_______________________
Name: Jamie Khurshid

Title: COO

Annex A

INDEMNIFICATION PROVISIONS

Nukkleus Inc. (the *"Company"*), agrees to indemnify and hold harmless PK Asset Management Inc.(*"PKAM"*) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which PKAM is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with PKAM's acting for the Company, including, without limitation, any act or omission by PKAM in connection with its acceptance of or the performance or non-performance of its obligations.; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of PKAM. The Company also agrees that PKAM shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of PKAM, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from PKAM's gross negligence or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to PKAM or the persons indemnified below in this sentence and shall extend to the following: PKAM, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to PKAM in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which PKAM proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by PKAM to notify the Company shall not relieve the Company from its obligations hereunder. PKAM shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against PKAM made with the Company's written consent, which consent shall not

be unreasonably withheld. The Company shall not, without the prior written consent of PKAM, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to PKAM of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and PKAM, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and PKAM, on the other hand, and also the relative fault of the Company, on the one hand, and PKAM on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, PKAM shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by PKAM pursuant to the Agreement.

Neither termination nor completion of the engagement of PKAM referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

TP